Cowen Board of Directors Approves Increase in Share Repurchase Program to $25 million

NEW YORK — June 23, 2020 — Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company) today announced that its Board of Directors has approved an increase in the Company’s existing share repurchase program (the “Share Repurchase Program”). With this increase, the total amount available for repurchase under the current plan is $25 million.

About Cowen Inc.

Cowen Inc. is a diversified financial services firm offering investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing, commission management services and actively managed alternative investment products. Cowen focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the Company is headquartered in New York and has offices worldwide. Learn more at Cowen.com

For further information, contact:

Cowen Inc.
J.T. Farley, Investor Relations
(646) 562-1056
james.farley@cowen.com